Exhibit 99.24(b)10
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in these Post-Effective Amendments No. 44 & 45 to the Registration Statements on Form N-4, No. 33-15974 & 811-5242 of Flexible Premium Deferred Variable Annuity Contract of our report dated February 18, 2019 relating to the financial statements of Thrivent Life Insurance Company and to the use of our report dated April 29, 2019 with respect to the financial statements of TLIC Variable Annuity Account A, which appear in such Registration Statement.  We also consent to the references to us as experts under the heading “Independent Registered Public Accounting Firm and Financial Statements” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, MN
April 29, 2019